Exhibit (n)(3)

Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Directors of

TCP Capital Corp.

We have audited the accompanying consolidated statements of assets and liabilities of TCP Capital Corp. (the Company), including the consolidated statements of investments, as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in net assets and cash flows for each of the three years in the period ended December 31, 2014, and have issued our report thereon dated March 9, 2015 (included in this Registration Statement). Our audits also included the senior securities table (included elsewhere in this Registration Statement). This table is the responsibility of the Company’s management. Our responsibility is to express an opinion on this schedule based on our audits.

In our opinion, the senior securities table referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Los Angeles, California

May 29, 2015